Exhibit 16.1

August 17, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of CIFC Direct Lending Evergreen Fund’s Form 8-K dated August 17, 2026, and have the following comments.

1.
We agree with the statements made in the section titled Dismissal of independent registered public accounting firm.
2.
We have no basis on which to agree or disagree with the statements made in the section titled Engagement of new independent registered public accounting firm.

Yours truly,

/s/ Deloitte & Touche LLP